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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 IR@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER ANNOUNCES PRICING OF 2.875% CONVERTIBLE
SENIOR SUBORDINATED DEBENTURES DUE 2023

        GREENWOOD VILLAGE, Colo.—Nov. 26, 2003—CIBER, Inc. (NYSE: CBR) announced today the pricing of its $150 million in aggregate principal amount of senior subordinated convertible debentures due 2023 ("Debentures") sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers of the Debentures a 30-day option to purchase up to an additional $25 million aggregate principal amount of the Debentures. The sale of the Debentures is expected to close on December 2, 2003. The Company has also agreed to purchase, concurrently with the offering, up to approximately 5.3 million shares of common stock sold short by purchasers of the debentures in negotiated transactions for up to approximately $48 million.

        The Debentures will bear interest at a rate of 2.875 percent per annum and will be convertible into the Company's common stock at a conversion price of $13.64 per share, or approximately 73 shares per $1,000 principal amount of the Debentures (subject to adjustment). The initial conversion price represents approximately a 50 percent premium over the closing price of the Company's common stock on November 25, 2003, which was $9.09 per share.

        The Company may not redeem the Debentures prior to December 20, 2008. From December 20, 2008 until December 15, 2010, the Company may redeem the Debentures at 100% of their principal amount, plus accrued and unpaid interest, if the closing price of its common stock exceeds 130% of the conversion price for a specified trading window. Purchasers of the Debentures can require the Company to repurchase the Debentures on December 15, 2008, 2010, 2013 and 2018. The Debentures will be unsecured and subordinated obligations of the Company.

        The Company will use the net proceeds to purchase shares of its common stock and for repayment of indebtedness, acquisitions, and general corporate purposes.

        This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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CIBER ANNOUNCES PRICING OF 2.875% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2023